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                            AGREEMENT AND PLAN OF MERGER
                                      BETWEEN
                        TUMBLEWEED, LLC AND TUMBLEWEED, INC.
                                  PURSUANT TO THE
                       KENTUCKY LIMITED LIABILITY COMPANY ACT
                                        AND
                          DELAWARE GENERAL CORPORATION LAW


     This Agreement and Plan of Merger (this "Agreement and Plan of Merger") dated as of June 23, 1998, is entered into by TUMBLEWEED, LLC, a Kentucky limited liability company and TUMBLEWEED, INC., a Delaware corporation.


                                     ARTICLE I

                              THE CONSTITUENT ENTITIES

     The name of each business entity that is a party to the merger (the "Merger") are Tumbleweed, LLC, a Kentucky limited liability company (the "LLC") and Tumbleweed, Inc., a Delaware corporation (the "Corporation") which shall be the surviving business entity (the "Surviving Business Entity").


                                     ARTICLE II

                                     THE MERGER

     Upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger; and in accordance with the Delaware General Corporation Law (the "DGCL") and the Kentucky Limited Liability Company Act (the "KLLCA"), the LLC shall be merged with and into the Corporation at the Effective Time (as hereinafter defined). The Surviving Business Entity shall be governed by the DGCL, and the separate existence of the LLC shall cease forthwith upon the Effective Time. Limited liability shall be retained by the Surviving Business Entity.

                                    ARTICLE III

                       CONVERSION OF LLC INTERESTS AND SHARES

     At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof:

     (a) Each Class A Unit of the LLC that is outstanding immediately prior to the Effective Time shall be converted into the right to receive 53,426 validly issued, fully paid and nonassessable shares of Common Stock, $.01 par value, of the Surviving Business Entity (rounded to the lowest whole number of shares of Common Stock of the Surviving Business Entity with respect to the conversion of fractional Class A Units of the LLC).


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     (b)  Each Class B Unit of the LLC that is outstanding immediately prior to the Effective time shall be converted into the right to receive 59,377 validly issued, fully paid and nonassessable shares of Common Stock, $.01 par value, of the Surviving Business Entity.

     (c) The membership interest issued to the sole Class C Member of the LLC in his capacity as such shall convert into 514,377 validly issued, fully paid and nonassessable shares of Common Stock, $.01 par value, of the Surviving Business Entity.

     (d) The aggregate membership interests issued to all of the Common Members of the LLC in their capacity as such that are outstanding immediately prior to the Effective Time shall be converted into 2,830,351 validly issued, fully paid and nonassessable shares of Common Stock, $.01 par value, of the Surviving Business Entity (allocated among such Common Members in accordance with their relative Participating Percentages).

     (e) Each of the Common Stock, $.01 par value, of the Corporation issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of Common Stock, $.01 par value, of the Surviving Business Entity.

                                     ARTICLE IV

                      CERTIFICATE OF INCORPORATION AND BYLAWS

     From and after the Effective Time, until changed or amended in accordance with the Certificate of Incorporation, Bylaws or applicable law, the Certificate of Incorporation and Bylaws of the Corporation will be the Certificate of Incorporation and Bylaws of the Surviving Business Entity.


                                     ARTICLE V

                               EFFECTS OF THE MERGER

     At and after the Effective Time, the Merger will have the effects set forth in the DGCL and the KBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property rights, privileges, powers and franchises of the LLC shall be vested in the Surviving Business Entity, and all debts, liabilities and duties of the LLC shall become the debts, liabilities and duties of the Surviving Business Entity.


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                                     ARTICLE VI

                                    ABANDONMENT

     (1) Pursuant to Section 251(d) of the DGCL, the Board of Directors of the Corporation may at any time prior to the filing of the Agreement and Plan of Merger with the Secretary of State of the State of Delaware and with the Secretary of State of the Commonwealth of Kentucky terminate the Agreement and Plan of Merger notwithstanding approval of the Agreement and Plan of Merger by the stockholders of the Corporation and the members of the LLC.

     (2) Pursuant to the Section 275.350(3) of the Kentucky Limited Liability Company Act, the Managers of the LLC, may at any time prior to the filing of the Agreement and Plan of Merger with the Secretary of State of the State of Delaware and with the Secretary of State of the Commonwealth of Kentucky, abandon and terminate the Agreement and Plan of Merger notwithstanding approval of the Agreement and Plan of Merger by the stockholders of the Corporation and the members of the LLC.

                                    ARTICLE VII

                                   EFFECTIVE TIME

     The Merger shall become effective upon the filing of a Certificate of Merger (the "Certificate of Merger"), with the Secretary of State of the State of Delaware and Articles of Merger ("Articles of Merger"), with the Secretary of State of the Commonwealth of Kentucky or at such subsequent time as shall be specified in the Certificate of Merger and in the Articles of Merger as the date and time the Merger shall become effective being the "Effective Time".

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed on their behalf as of the date first above written.

                                        TUMBLEWEED, LLC


                                        By:  /s/ James M. Mulrooney
                                             -----------------------------------
                                             James M. Mulrooney, Manager

                                        TUMBLEWEED, INC.


                                        By:  /s/ John A. Butorac, Jr.
                                             -----------------------------------
                                             John A. Butorac, Jr., President
                                             and Chief Executive Officer


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